Exhibit 99.01

Media Contact:
Jodi Guilbault
MIPS Technologies, Inc.
+1 650-567-5035
jodi@mips.com

MIPS Technologies Appoints Maury Austin as
Chief Financial Officer

Corporate Finance Veteran Brings 25+ Years
Experience to Semiconductor IP Innovator

MOUNTAIN VIEW, Calif. – March 18, 2008 – MIPS Technologies, Inc., (NasdaqGS: MIPS), a leading provider of industry-standard architectures, processors and analog IP for digital consumer, home networking, wireless, communications and business applications, today announced the appointment of Maury Austin as the company’s new chief financial officer, reporting to President and CEO John Bourgoin. Austin brings more than 25 years of financial experience to the company, including executive positions at Apple Computer, General Electric Company and Portal Software.

“I am pleased to welcome a seasoned, versatile financial veteran such as Maury to our team,” said John Bourgoin. “Following the acquisition and integration of Chipidea, MIPS Technologies has entered a new phase, with two strategic business groups and an aggressive growth strategy. Maury’s impressive depth and business acumen will be critical for MIPS, and I look forward to his contributions and leadership as we continue to drive innovation in the global IP market.”

Austin is experienced in all aspects of corporate finance and strategy, including business model development and implementation, investor relations, mergers and acquisitions and corporate funding. Most recently he served as SVP & CFO of Portal Software, Inc., where, working with the executive staff, he drove redevelopment of the company’s business model and was instrumental in its subsequent acquisition by Oracle Corporation. Austin also played critical roles in improving shareholder value at Southwall Technologies, Symmetricom, Inc. and Vicinity Corporation. Austin holds a bachelor of science in finance from the University of California, Berkeley, and an MBA from Santa Clara University.

“I have been impressed with MIPS Technologies’ innovation, growth and technology initiatives over the years,” said Austin. “I look forward to joining a seasoned team as the company continues to build on the strength of its IP model in the embedded market—throughout the digital living room, mobile market and beyond.”

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NasdaqGS: MIPS) is the world’s second largest semiconductor design IP company and the number one analog IP company worldwide. With more than 250 customers around the globe, MIPS Technologies powers some of the world’s most popular products for the digital consumer, broadband, wireless, networking and portable media markets—including broadband devices from Linksys, DTVs and entertainment systems from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Today, the company owns more than 400 patent properties (patents and applications) worldwide. Founded in 1998, MIPS Technologies is headquartered in Mountain View, California, with offices worldwide. For more information, contact (650) 567-5000 or visit www.mips.com.

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